Consent of KPMG LLP, Independent Auditors

The Board of Directors
Ruby Tuesday,Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-32697, 333-03165, 33-20585, 333-03153, 2-97120, 33-13593, 33-46220, 33-56452,
333-03155, 333-77965, 33-46218 and 333-88879) on Form S-8 and (No. 33-57159) on
Form S-3 of our report dated June 28, 2002, relating to the consolidated balance sheets of Ruby Tuesday, Inc. and Subsidiaries as of June 4, 2002 and June 5, 2001, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 4, 2002, and all related financial statement schedules, which report appears in the June 4, 2002 annual report on Form 10-K of Ruby Tuesday, Inc.


/s/ KPMG LLP
Louisville, Kentucky
August 28, 2002